EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT



                             DATED JANUARY 31, 2001



                             FOR THE ACQUISITION OF



                                CERTAIN ASSETS OF



                          HOMECOM COMMUNICATIONS, INC.,

                                INSURERATE, INC.

                                       AND

                              FIMI SECURITIES, INC.

                                       BY

                             DIGITAL INSURANCE, INC.

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                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement") is entered into and effective as of the 31st day of January, 2001 (the "Closing Date"), by and between HOMECOM COMMUNICATIONS, INC., a Delaware corporation with its principal offices located at Building 12, Suite 110, 3495 Piedmont Road, Atlanta, Georgia 30305 ("HOMECOM"), INSURERATE, INC., a Georgia corporation ("InsureRate"), FIMI Securities, Inc., a Texas corporation with offices at 5555 San Felipe, Suite 575, Houston, Texas 77056 ("FIMI Securities"), and Digital Insurance, Inc., a Delaware corporation with offices at 5871 Glenridge Drive, Suite 450, Atlanta, Georgia 30328 ("DIGITAL").

                                 R E C I T A L S

     WHEREAS, HOMECOM owns one hundred percent (100%) of the outstanding securities of InsureRate and FIMI Securities;

     WHEREAS, HOMECOM, InsureRate and FIMI Securities (jointly and severally referred to herein sometimes as "SELLER") own and operate the "InsureRate Business" (as hereinafter defined); and

     WHEREAS, subject to the terms and conditions hereof, DIGITAL desires to acquire substantially all of the assets used by SELLER in connection with the InsureRate Business.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, agreements and conditions set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, DIGITAL and SELLER, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS
                                   -----------

1.1 Acquired Software. "Acquired Software" means all right, title and interest in and to the "InsureRate" software (also known as the "InsureRate Network") and the "Annuity Writer" software as more particularly described in Schedule 1.1 hereto.

1.2 Agency Affiliates. "Agency Affiliates" means The InsureRate Agency, Inc., a Georgia corporation ("InsureRate Georgia"), The InsureRate Agency, Inc., a Texas corporation ("InsureRate Texas"), First Institutional Marketing, Inc., an Oklahoma corporation ("FIMI Oklahoma"), First Institutional Marketing Agency, Inc., an Ohio corporation ("FIMA Ohio"), All Things Financial, Inc., a Florida corporation ("ATF"), and Premier Financial Services, Inc., a Texas corporation ("Premier").

1.3 Applicable Law. "Applicable Law" means any applicable constitution, treaty, statute, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorization, directive, requirement or decision of or agreement with or by Governmental Authorities.

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1.4 Assets. "Assets" means all assets of SELLER relating to the InsureRate
Business including without limitation the following:

     (i) the Physical Assets;

     (ii) the Carrier Partner Agreements;

     (iii) the Financial Partner Agreements;

     (iv) the Insurance Business;

     (v) prepaid expenses and deposits as stated in Section 2.5;

     (vi) the Documentation;

     (vii) the Assumed Contracts;

     (viii) all goodwill associated with the Assets;

     (ix) all of SELLER's rights under manufacturers' and vendors' warranties relating to items included in the Physical Assets and all similar rights against third parties relating to items included in the Assets to the extent contractually assignable;

     (x) the Acquired Software;

     (xi) the FIMI Merger Assets;

     (xii) all Proprietary Rights of Seller relating to the InsureRate Business and the Assets;

     (xiii) the Website;

     (xiv) the Working Capital Loan Rights;

     (xv) all accounts and accounts receivable of Seller;

     all rights in and to all Systems Applications Software; and

     (xvii) all cash balances on hand and in Agency Affiliates' bank accounts relating to the InsureRate Business.

1.5 Assumed Contracts. "Assumed Contracts" means the Office Lease, the Carrier Partner Agreements, the Financial Partner Agreements, and the service agreements, independent contractor agreements and other agreements (including all material related documentation) between SELLER (and/or any Agency Affiliate) and any third party to the extent pertaining to the Assets and InsureRate Business which are scheduled in Schedule 1.5 hereto.

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1.6 Carrier Partner Agreements. "Carrier Partner Agreements" means those agreements listed in Schedule 1.6 by and between SELLER (and/or Agency Affiliates) and the insurance companies named therein for the sale of such companies' life, fixed and/or variable annuities, property and casualty, health or ancillary insurance products through the SELLER's Website or by Agency Affiliates.

1.7 Carrier Partners. "Carrier Partners" means the insurance companies which are parties to the Carrier Partner Agreements.

1.8 Claim. "Claim" means a written notice asserting a breach of a representation, warranty or covenant specified in this Agreement, or a claim asserting a right to be indemnified under Article XII hereof, which shall reasonably set forth, in light of the information then known to the party giving such notice, a description of and an estimate (if then reasonable to make) of the amount involved in such breach or claim.

1.9 Closing. "Closing" means the closing of the transactions contemplated by this Agreement.

1.10 Closing Date. "Closing Date" has the meaning set forth in Section 4.1.

1.11 Confidential Information. "Confidential Information" has the meaning set forth in Section 9.1 hereof.

1.12 Consents. "Consents" means all of the consents or approvals of Governmental Authorities and Persons necessary to sell, transfer and assign the Assets to DIGITAL and to otherwise consummate the transactions contemplated hereby in compliance with all Applicable Law and without giving rise to a default or event of default or right of termination under any Assumed Contract.

1.13 Damages. "Damages" means all claims, liabilities, demands, impositions, causes of action, losses, investigations, proceedings, damages, penalties, fines, assessments, deficiencies, interest, expenses and judgments, including reasonable attorneys' fees and disbursements.

1.14 Designated Trade Payables. "Designated Trade Payables" means those payables of SELLER listed in Schedule 1.14 hereof.

1.15 Digital. "DIGITAL" means DIGITAL INSURANCE, INC. (and, as an Indemnified Party for purposes of Article XII only, shall include its officers, directors, shareholders, subsidiaries, affiliates and agents).

1.16 Documentation. "Documentation" means all documentation in any tangible form of expression (including, without limitation, computer files) pertaining to the InsureRate Business or the Assets.

1.17 Escrow Agreement. "Escrow Agreement" is defined in Section 3.4 hereof.

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1.18 FIMI Merger Agreement. "FIMI Merger Agreement" means that certain Agreement and Plan of Merger dated as of November 6, 1998, by and among HomeCom, FIMI Securities Acquisition Corp., Inc., ATF Acquisition Corp., Inc., and Daniel A. Delity, James Wm. Ellsworth and David B. Frank (the "Merger Agreement"), by which HomeCom acquired all of the outstanding stock of ATF and FIMI Securities and pursuant to which FIMI Securities acquired substantially all of the assets of FIMI Oklahoma, and Premier.

1.19 FIMI Merger Assets. "FIMI Merger Assets" means all those rights and assets acquired by SELLER pursuant to the FIMI Merger Agreement including, without limitation, all rights of SELLER to indemnification under the Merger Agreement and the Escrow Agreement delivered in connection therewith and all rights of SELLER under the Noncompetition Agreements dated March 24, 1999 delivered in connection therewith, except the "Excluded Assets" under FIMI Merger Agreement (which consists solely of certain licenses and unassignable, carrier contracts).

1.20 Financial Partners. "Financial Partners" means those financial institutions and insurance agencies including without limitation, banks, credit unions, brokerage houses, financial web portals and insurance agencies and agents that are parties to a Financial Partner Agreement.

1.21 Financial Partner Agreements. "Financial Partner Agreements" means those agreements between SELLER (and/or an Affiliate Agency) and a Financial Partner as listed in Schedule 1.21 hereto.

1.22 Governmental Authority. "Governmental Authority" means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal or judicial or arbitrational body, whether federal, state or local.

1.23 Governmental Order. "Governmental Order" means any order, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

1.24 Indemnified Party. "Indemnified Party" means the party who is entitled to indemnification for, and to be held harmless with respect to, Damages, as provided under the terms and subject to the conditions of this Agreement.

1.25 Indemnifying Party. "Indemnifying Party" means the party who is obligated to indemnify, and to hold harmless, the Indemnified Party hereto with respect to Damages, as provided under the terms and subject to the conditions of this Agreement.

1.26 Insurance Business. "Insurance Business" means all in-force insurance contracts as set forth in Schedule 1.26 of Carrier Partners relating to the InsureRate Business.

1.27 InsureRate Business. "InsureRate Business" means that certain business operated by SELLER as a distinct business unit under the "InsureRate" trade name and includes, without limitation, the Assets, which business provides turnkey online insurance programs to financial institutions, particularly banks, credit unions, brokerage houses and financial web portals, and retail, offline business generated by agents of the Agency Affiliates. The InsureRate Business allows Financial Partners the opportunity to use the InsureRate term life, property and casualty and annuity modules at the institution's website and/or for its own agency force within the institution or to outsource these functions to InsureRate's Agency Affiliates and call centers. Among other products and services offered by the InsureRate Business is an internet-based insurance and annuity comparison, telemarketing and case management system known as the "InsureRate Network".

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1.28 Licensed Software. "Licensed Software" means the "Nextra" software and the
"Variable Annuity Writer" software to be licensed by SELLER to DIGITAL pursuant to the Software License Agreement.

1.29 Lien. "Lien" shall mean any mortgage, lien, security interest, financing statement, pledge, encumbrance, restriction on transferability, defect in title, charge, or any claim on any property or property interest.

1.30 Material Adverse Change or Material Adverse Effect. "Material Adverse Change" or "Material Adverse Effect" means any change or effect that is materially adverse to the Assets, the InsureRate Business, or the transactions contemplated by this Agreement.

1.31 Non-Assumed Contracts. "Non-Assumed Contracts" shall mean all agreements listed in Schedule 1.31 related to the Assets that are not assigned to DIGITAL as Assumed Contracts pursuant to this Agreement.

1.32 Office Lease. "Office Lease" means that certain Lease between HOMECOM and Transwestern CG Partners I, L.P. dated May 15, 1999 for the offices of SELLER located at Suite 3, 555 Greens Parkway, Houston, Texas 77067.

1.33 Permitted Liens. "Permitted Liens" means inchoate materialmen's, mechanics', carriers', warehousemen's, landlords', workmen's, repairmen's, employees' or other like liens arising in the ordinary course of business for periods commencing after the Closing Date, and for which payment is not overdue.

1.34 Person. "Person" shall mean a natural person, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

1.35 Physical Assets. "Physical Assets" means all call center equipment, computer hardware and servers, and other such furniture, fixtures and equipment, which are used by or necessary to conduct the Website and the InsureRate Business and which are being transferred and assigned to DIGITAL pursuant to this Agreement, all as more particularly set forth on Schedule 1.35 attached hereto. The Physical Assets are located at the location(s) identified in
Schedule 1.35.

1.36 Proprietary Rights. "Proprietary Rights" means all trade names used by SELLER in connection with the InsureRate Business including, without limitation, the trade names "InsureRate", "InsureRate Network", and "Annuity Writer"; all service mark rights, trademarks rights, patents rights, and copyrights of SELLER relating to the InsureRate Business and Documentation and all applications for registration thereof; and all know-how, trade secrets, proprietary processes, formulae, business information, and other intellectual and industrial property rights of SELLER relating to the InsureRate Business.

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1.37 Related Agreements. "Related Agreements" means the Software License
Agreement, the Escrow Agreement and all other agreements contemplated to be executed and delivered by the parties at the Closing including, without limitation, those agreements listed in Schedule 1.37 hereto.

1.38 Related Agency Documentation. "Related Agency Documentation" means all agreements and documents relating to the Agency Affiliates contemplated to be executed and delivered at the Closing by the SELLER and the Agency Affiliates and their respective shareholders and officers, including the agreements and documentation listed in Schedule 1.38, in the form attached as Exhibit "A" hereto.

1.39 Seller. "SELLER" means HomeCom, InsureRate, and FIMI Securities jointly and severally (and as an Indemnified Party for purposes of Article XII only shall include their respective officers, directors, shareholders, subsidiaries, affiliates and agents).

1.40 Software Rights. "Software Rights" means the Acquired Software to be acquired by DIGITAL hereunder and the Licensed Software to be licensed to DIGITAL pursuant to the Software License Agreement.

1.41 Software License Agreement. "Software License Agreement" means the agreement between HomeCom and Digital pursuant to which HomeCom licenses the Licensed Software to Digital, the form of which agreement is attached as Exhibit "B" hereto.

1.42 Systems Applications Software. "Systems Applications Software" means the basic network operating software and computer operating software and applications (such as Windows, Word, Excel) utilized by Seller and licensed from third parties and identified in Schedule 1.42.

1.43 Taxes. "Taxes" means any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions (including without limitation, all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition).

1.44 Termination Agreements. "Termination Agreements" means the agreements terminating the agreements listed in Schedule 1.44 hereto.

1.45 Tax Code. "Tax Code" means the Internal Revenue Code of 1986, as amended.

1.46 Terms Sheet. "Terms Sheet" means that certain "Terms Sheet" between SELLER and DIGITAL dated January 2, 2001.

1.47 Third-Party Claim. "Third-Party Claim" means, in respect of the obligations of each Indemnifying Party hereunder, a claim asserted against the Indemnified Party by a third party.

1.48 Transferred Employees. "Transferred Employees" means the current SELLER employees who accept offers of employment by DIGITAL as provided in Section 5.1 hereof.

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1.49 Website. The term "Website" means the internet website operated by SELLER at www.insurerate.com and the URL, the copyrights and other assets owned and utilized by SELLER in connection therewith.

1.50 Working Capital Loans. "Working Capital Loan" means the loans made by FIMI Securities to Premier and FIMI Oklahoma.

1.51 Working Capital Loans Rights. "Working Capital Loans Rights" means all rights of FIMI Securities with respect to the Working Capital Loans and the documentation relating thereto including, without limitation, the loan agreements, notes, security agreements and financing statements relating thereto.

1.52 Working Capital Loans Assignment Agreements. The "Working Capital Loans Assignment Agreements" means the assignments of the Working Capital Loans and all Working Capital Loan Rights, each in the form attached hereto as Exhibit "C".

                                   ARTICLE II
                           SALE AND PURCHASE OF ASSETS
                           ---------------------------

2.1 Sale of Assets. Pursuant to the terms and subject to the conditions set forth in this Agreement, SELLER hereby agrees to sell, grant, transfer, convey, assign and deliver to DIGITAL on the Closing Date, and DIGITAL agrees to purchase and acquire from SELLER on the Closing Date, good, valid and merchantable title in and to the Assets, free and clear of all Liens.

2.2 Assignment and Assumption of Assumed Contracts. Pursuant to the terms and subject to the conditions set forth in this Agreement, including the obtaining by SELLER of the necessary Consents (including the Carrier Partners' consent and agreement to DIGITAL's appointment in those states in which the Agency Affiliates held such appointments at the Closing), effective upon Closing, SELLER shall assign to DIGITAL all of SELLER's rights and obligations under the Assumed Contracts and DIGITAL shall accept such assignment and shall assume (except for the Excluded Liabilities) all responsibilities and obligations of SELLER that accrue after the Closing Date under such Assumed Contracts. For those Assumed Contracts requiring Consents, SELLER will use best efforts to obtain consent to assignment of such Assumed Contracts within thirty days following the Closing Date. If Seller has not obtained the Consent to any Assumed Contract requiring Consent by the end of this thirty-day period, SELLER will continue to remain the party of record with respect to such Assumed Contract and to make the benefits of any such Assumed Contract available to DIGITAL. DIGITAL shall not assume, pay or discharge or in any respect be liable for any liability, obligation, commitment or expense of SELLER with respect to the Assumed Contracts other than those which accrue after the Closing Date with respect to the Assumed Contracts and DIGITAL shall not be responsible for any Damages arising from any failure by SELLER to obtain any requisite Consent for any Assumed Contract.

2.3 Assumption of Designated Trade Payables. Pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing, DIGITAL shall assume payment responsibility for the Designated Trade Payables up to a maximum of $250,000 in the aggregate.

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2.4 Limitation on Assumption. Except as provided in Section 2.2 hereof with respect to the Assumed Contracts, and except as provided in Section 2.3 with respect to assumption of the Designated Trade Payables, DIGITAL is assuming no obligations, debts or liabilities of SELLER or any Agency Affiliate (and SELLER shall indemnify DIGITAL against any and all such debts, obligations and liabilities) including, without limitation, the following described debts, obligations or liabilities:

     (1) any liability, indebtedness or obligation of SELLER or any Agency Affiliate for borrowed money, whether absolute or contingent, direct or indirect;

     (2) liabilities and obligations of SELLER or any Agency Affiliate, the existence of which constitute a breach of any of the representations or warranties made by SELLER in this Agreement or in any Related Agreement or other document delivered by SELLER (or an Agency Affiliate) pursuant to this Agreement;

     (3) any liabilities or obligations arising out of or in connection with any material litigation, claim, investigation or proceeding (including, without limitation, losses, costs, expenses, attorneys' fees, and damages incurred in connection therewith) which relate to SELLER or any Agency Affiliate or relate to services performed or products delivered prior to the Closing Date or which arise out of actions taken by, or omissions of, SELLER or any Agency Affiliate or any of SELLER's and any Agency Affiliate's employees, officers, directors, agents or independent contractors prior to the Closing Date;

     (4) Taxes payable by SELLER or any Agency Affiliate or any interest or penalties with respect thereto or any Taxes with respect to the Assets due for all periods prior to the Closing;

     (5) any liability for any sales Taxes (or any interest or penalties with respect thereto) payable as a result of the consummation of the transactions contemplated hereby;

     (6) any liability under any employee benefit or welfare plan or regarding any compensation or withholding taxes owed to or with respect to any employee or independent contractor of SELLER or any Agency Affiliate;

     (7) liabilities and obligations of SELLER or any Agency Affiliate for payroll, wages, salaries, bonuses, vacation, sick pay and severance pay and other like amounts due to officers, directors, employees, contractors and agents of SELLER or any Agency Affiliate;

     (8) liabilities and obligations of SELLER or any Agency Affiliate based upon tortious or illegal conduct;

     (9) liabilities and obligations of SELLER or any Agency Affiliate for any breach or violation, prior to the Closing Date, of any contracts of SELLER or any Agency Affiliate including, without limitation, the Assumed Contracts or any failure to obtain any requisite Consent;

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     (10) any liability or obligation of SELLER or any Agency Affiliate for violations of Applicable Law;

     (11) any liability of SELLER or any Agency Affiliate arising under this Agreement or the transactions contemplated hereby;

     (12) any liability or obligation to any Carrier Partner or any Financial Partner as a result of set off of amounts previously paid by any such Carrier Partner or Financial Partner to SELLER or any Agency Affiliate or any overpayments made by such to SELLER or any Agency Affiliate or any credit owed to such Carrier Partner or Financial Partner;

     (13) any liability of SELLER or any Agency Affiliate for its acts or omissions;

     (14) liabilities and obligations of SELLER or any Agency Affiliate incurred in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, legal and accounting fees;

     (15) liabilities to Friedman, Billings, Ramsey & Co., Inc., Elias, Matz, Tiernan & Herrick LLP or Burns, Doane, Swecker & Mathis LLP, or their principals or agents, for any matter whatsoever including, without limitation, a proposed management buyout or sale of the InsureRate Business; and

     (16) any liability or obligation to For Your Piece of Mind, Inc. or its principals or affiliates.

All of the foregoing items described in clauses (1) through (16) above are referred to herein collectively as the "Excluded Liabilities."

2.5 Pre-Paid Expenses and Deposits. DIGITAL shall be entitled to the benefit of all pre-paid expenses and deposits relating to the Assets, the InsureRate Business or the Assumed Contracts, including, without limitation, those listed on Schedule 2.5.

2.6 Transfer of InsureRate Business. It is the intention of the parties that upon consummation of the transactions contemplated herein, DIGITAL will effectively acquire ownership of the InsureRate Business and the Assets. In that regard, the parties agree to cooperate in taking all other action reasonably necessary or appropriate to achieve that end at or as soon as possible following the Closing, including the agreements and actions contemplated in Article VIII hereof regarding transfer of the Insurance Business. In addition, following Closing, upon DIGITAL's request, SELLER will assist and cooperate with DIGITAL in seeking to assign to DIGIAL all Carrier Partner Agreements and all Financial Partner Agreements.

                                  ARTICLE III
                                 CONSIDERATION
                                 -------------

3.1 Consideration. In consideration of the transfer and sale of the Assets and InsureRate Business, and in further consideration of the licenses and rights granted in the Software License Agreement, DIGITAL agrees to pay and deliver the following consideration to SELLER, subject to the terms and provisions hereof.

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3.2 Non-Refundable Deposit. DIGITAL has paid SELLER on or before the date hereof the sum of $155,000, the receipt of which is acknowledged by SELLER (the "Original Deposit"). In addition, DIGITAL has paid $86,250 before the Closing to cover a shortfall in the InsureRate Business payroll (the "Payroll Shortfall"). The Original Deposit and the Payroll Shortfall are sometime referred to herein as the "Non-Refundable Deposit".

3.3 Cash Payable at Closing. DIGITAL agrees to pay to SELLER Three Hundred Ninety Thousand Dollars ($390,000.00) in cash at the Closing (the "Closing Payment") by wire transfer of immediately available funds in accordance with the wire transfer instructions delivered to DIGITAL by SELLER at the Closing. The Non-Refundable Deposit shall be an element of DIGITAL's damages if SELLER willfully fails to close this Agreement. SELLER is paying at or before the Closing the payroll, payroll taxes and health insurance for the current pay period ending January 31, 2001 in the amount of $68,393.46.

3.4 Escrow Deposit at Closing. DIGITAL shall deposit $25,000 at Closing in escrow (the "Escrow Payment") pursuant to the terms of the Escrow Agreement among Seller and Digital in the form attached hereto as Exhibit "D". All costs of the escrow agent associated with the administration of the Escrow Agreement shall be borne by DIGITAL.

3.5 Allocation. The parties agree that the consideration referred to in Section
3.1 hereof shall be allocated and reported for tax purposes under Section 1060 of the Tax Code as provided in Exhibit "E" hereto.

3.6 Sales or Use Taxes. All sales, use and other similar Taxes, charges and fees, if any, arising out of or in connection with the transactions contemplated by this Agreement (including any income, capital gains and other similar Taxes, charges and fees imposed on, or imposed in respect of, the income or gain of SELLER ), shall be paid by SELLER. Each of the parties shall cooperate with the other to the extent reasonably required and permitted by Applicable Law in order to eliminate or minimize any such Tax. Without limiting the foregoing, to the extent any such Tax is imposed, SELLER shall prepare and file any required Tax returns in connection therewith and SELLER shall pay and promptly discharge when due the entire amount of any such Tax.

                                   ARTICLE IV
                               CLOSING; DELIVERIES
                               -------------------

4.1 Closing. The Closing shall take place at the offices of DIGITAL's attorneys, Parker, Hudson, Rainer & Dobbs LLP, at 10:00 a.m., local time, on January 31, 2001 (the "Closing Date"), or at such other time and place as SELLER and DIGITAL may mutually agree, and is conditioned upon the satisfaction or waiver of the conditions precedent set forth in Article VI. Notwithstanding the actual time of the delivery, the deliveries of the parties hereto are made on the Closing Date, the parties hereto agree that the Closing shall be effective and deemed for all purposes to have occurred as of Midnight, on the Closing Date. Subject to
Article XIII hereof, failure to close the transactions contemplated hereunder on the date and at the place determined in this Section 4.1 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

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4.2 Deliveries By Seller. Prior to or on the Closing Date, SELLER shall deliver, or cause to be delivered, to DIGITAL the following, in form and substance reasonably satisfactory to DIGITAL and its counsel:

     (a) Bill of Sale. A bill of sale duly executed by Seller regarding the Assets, in a form mutually agreed by and between DIGITAL and SELLER, which shall be sufficient to vest good, valid and merchantable title to the Assets in DIGITAL free and clear of all Liens other than Permitted Liens;

     (b) Assignment and Assumption Agreement. An assignment and assumption agreement, in a form mutually agreed by and between DIGITAL and SELLER, duly executed by Seller assigning the Assumed Contracts to DIGITAL.

     (c) Software License Agreement. The Software License Agreement duly executed by HOMECOM.

     (d) Related Agency Documentation. Duly executed Related Agency
Documentation.

     (e) Assets and Documentation. Possession of the Physical Assets, the Documentation, and the offices leased under the Office Sublease.

     (f) Secretary's Certificate. A certificate, dated as of the Closing Date, executed by the Secretary or Assistant Secretary of each SELLER (and of each Agency Affiliate) certifying (i) as to the Certificate or Articles of Incorporation of such SELLER (or such Agency Affiliate), (ii) as to the Bylaws of the SELLER (or such Agency Affiliate), (iii) that the resolutions, as attached to such certificate, were duly adopted by the Board of Directors (and shareholders, if required) of such SELLER (or of such Agency Affiliate), authorizing and approving the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect, (iv) and as to the incumbency of the officers of such SELLER (and such Agency Affiliate) duly authorized to execute and deliver this Agreement and the Related Agreements (and the Related Agencies Documentation in the case of such Agency Affiliate).

     (g) Officer's Certificate. A certificate, dated as of the Closing Date, executed by the President of each SELLER (and of each Agency Affiliate), certifying that: (i) the representations and warranties of such SELLER (and of such Agency Affiliate) in this Agreement are true and complete at and as of the Closing Date (except for representations and warranties that by their terms are made as of a specified date and except for changes that are contemplated by this Agreement or occur in the ordinary course of business which do not singly or in the aggregate have a Material Adverse Effect) and (ii) such SELLER (and such Agency Affiliate) has performed all of its obligations and has complied in all material respects with all of its covenants set forth in this Agreement to be performed or complied with on or prior to the Closing Date.

     (h) Seller Good Standing Certificates. Certificates as to the good standing of SELLER, issued by the Secretary of State of Delaware in the case of HOMECOM, the Secretary of State of Georgia in the case of InsureRate, and the Secretary of State of Texas in the case of FIMI Securities, dated no more than ten (10) days prior to the Closing.

     (i) Agency Affiliate Good Standing Certificates. Certificates as to the good standing of each Agency Affiliate issued by the Secretary of State of the State of incorporation of each Agency Affiliate dated no more than ten (10) days prior to the Closing.

     (j) Escrow Agreement. The Escrow Agreement duly executed by Seller.

     (k) Working Capital Loans Assignment Agreements. The Working Capital Loans Assignment Agreements, in the form of Exhibit "C" hereto, duly executed by FIMI Securities.

     (l) Termination Agreements. Duly executed Termination Agreements in the form attached hereto as Exhibit "F".

     (m) Consents. All Consents.

     (n) Other. Such other reasonable evidence of the performance of all covenants and satisfaction of all conditions required of SELLER by this Agreement, at or prior to the Closing, as DIGITAL or its counsel may reasonably require.

4.3 Deliveries By Digital. Prior to or on the Closing Date, DIGITAL shall deliver, or cause to be delivered, to SELLER the following, in form and substance reasonably satisfactory to SELLER and its counsel:

     (a) Closing Payment. The Closing Payment in cash by wire transfer of immediately available funds.

     (b) Bill of Sale. A bill of sale regarding the Assets, in a form mutually agreed by and between DIGITAL and SELLER, duly executed by DIGITAL.

     (c) Assignment and Assumption Agreement. An assignment and assumption agreement, in a form mutually agreed by and between DIGITAL and SELLER, assigning the Assumed Contracts to DIGITAL, duly executed by DIGITAL.

     (d) Software License Agreement. The Software License Agreement duly executed by DIGITAL.

     (e) Secretary's Certificate. A certificate, dated as of the Closing Date, executed by the Secretary or Assistant Secretary of DIGITAL certifying (i) as to the Certificate of Incorporation of DIGITAL, (ii) as to the Bylaws of DIGITAL,
(iii) that the resolutions, as attached to such certificate, were duly adopted by the Board of Directors of DIGITAL, authorizing and approving the execution of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby and that such resolutions remain in full force and effect and (iv) as to the incumbency of the officers of DIGITAL duly authorized to execute and deliver this Agreement and the Related Agreements.

     (f) Officer's Certificate. A certificate, dated as of the Closing Date, executed by the President or Vice President of DIGITAL, certifying that (i) the representations and warranties of DIGITAL in this Agreement are true and complete at and as of the Closing Date (except for representations and warranties that by their terms are made as of a specified date and except for changes that are contemplated in this Agreement or occur in the ordinary course of business which do not singly or in the aggregate have a Material Adverse Effect) and (ii) DIGITAL has performed all of its obligations and has complied in all material respects with all of its covenants set forth in this Agreement to be performed or complied with on or prior to the Closing Date.

     (g) Good Standing Certificate. A certificate as to the good standing of DIGITAL, issued by the Secretary of State of the State of Delaware, dated not more than ten (10) days prior to the Closing.

     (h) Escrow Agreement. The Escrow Agreement, duly executed by DIGITAL, together with the Escrow Payment.

     (i) Related Agency Documentation. The Related Agency Documentation, duly executed by DIGITAL.

     (j) Working Capital Loans Assignment Agreements. The Working Capital Loans Assignment Agreements, duly executed by DIGITAL.

     (k) Other. Such other evidence of the performance of all covenants and satisfaction of all conditions required of DIGITAL by this Agreement, at or prior to the Closing, as SELLER or its counsel may reasonably require.

                                    ARTICLE V
                              TRANSFER OF EMPLOYEES
                              ---------------------

5.1 Offers of Employment. All SELLER employees identified on Schedule 5.1 shall have received offers of employment with DIGITAL as "at-will employees" for an undetermined period to be located initially at Suite 3, 555 Greens Parkway (also known as 450 Gears Road), Houston, Texas 77067. All such offers shall be contingent upon the Closing and shall be subject to acceptance or rejection by such employees. Those employees who have accepted such offers from DIGITAL shall be referred to herein as "Transferred Employees."

5.2 Benefits Coverage. To the extent permitted by law or contract, DIGITAL's benefit plans and programs offered to the Transferred Employees shall reflect credit for service with SELLER. SELLER acknowledges and agrees that nothing in this Article V shall require DIGITAL to undertake any modification of DIGITAL's existing compensation and benefits practices or to take any action that would tend, in DIGITAL's good faith judgment, to expose DIGITAL to any material liability under any law, regulation, court order, ordinance or contract of any kind. The foregoing shall be subject to policies adopted by the Board of Directors of DIGITAL and the terms, conditions and restrictions of DIGITAL's benefit plans and policies.

5.3 Accrued Benefits. Pursuant to the policies of SELLER, Transferred Employees have not accrued any vacation or severance, or any similar accrued liability. DIGITAL shall provide each Transferred Employee with vacation time subject to DIGITAL's policies and procedures. To the extent that vacation time is determined based on length of service, Transferred Employees shall receive credit for service with SELLER. DIGITAL shall provide each Transferred Employee who requests vacation time during the first 12 months after Closing Date with newly-accrued vacation time, or if none has accrued, then up to two (2) weeks unpaid vacation.

5.4 Non-Solicitation By SELLER. SELLER agrees, for itself and its affiliates, not to re-hire, or directly or indirectly attempt to re-hire, for a period of twelve (12) months from the Closing Date, any of the Transferred Employees.

                                   ARTICLE VI
                              CONDITIONS TO CLOSING
                              ---------------------

6.1 Conditions to Obligations of Seller to Close. The obligations of SELLER to consummate the Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived in writing, in whole or in part, by SELLER:

     (a) Representations and Warranties; Covenants. The representations and warranties of DIGITAL contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing; and the covenants and agreements contained in this Agreement to be complied with by DIGITAL at or prior to the Closing shall have been complied with in all material respects.

     (b) No Actions or Proceedings. No action or proceeding shall have been instituted against SELLER or any of its Agency Affiliates or any officer or director of SELLER or of any of the Agency Affiliates which seeks to, or would, render it unlawful as of the Closing to effect the transactions contemplated hereby in accordance with the terms hereof, and no such action shall seek damages in a material amount by reason of the consummation of the transactions contemplated hereby.

     (c) Opinion of Counsel. SELLER shall have received from the law firm of Parker, Hudson, Rainer & Dobbs, LLP, counsel to DIGITAL, a legal opinion dated as of the Closing Date in form and substance reasonably satisfactory to counsel for SELLER.

     (d) Deliveries. DIGITAL shall have made or stand willing and able to make all the deliveries to SELLER set forth in Section 4.3.

     (e) Releases. SELLER shall have received executed releases from Daniel Delity and David Frank, releasing SELLER from any payment obligations to either Mr. Delity or Mr. Frank pursuant to the employment agreements that each have executed with SELLER, in form and substance reasonably satisfactory to counsel for SELLER.

6.2 Conditions to Obligations of Digital to Close. The obligations of DIGITAL to consummate the Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived in writing, in whole or in part, by DIGITAL:

     (a) Representations and Warranties; Covenants. The representations and warranties of SELLER (and the Agency Affiliates) contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing; and the covenants and agreements contained in this Agreement to be complied with by SELLER (and the Agency Affiliates) at or prior to the Closing shall have been complied with in all material respects.

     (b) No Actions or Proceedings. No action or proceeding shall have been instituted against DIGITAL or any of its affiliates or any officer or director of DIGITAL or any of its affiliates which seeks to, or would, render it unlawful as of the Closing to effect the transactions contemplated hereby in accordance with the terms hereof or would restrain, prohibit or otherwise interfere with the effective operation or enjoyment by DIGITAL of all or any material portion of the Assets or with the effective transfer of the Transferred Employees as contemplated hereby, and no such action shall seek damages in a material amount by reason of the consummation of the transactions contemplated hereby.

     (c) Consents and Approvals. Each of the Consents shall have been duly obtained and delivered to DIGITAL with no material adverse conditions imposed by any such Consent and no Material Adverse Change to the terms of any Assumed Contract with respect to which any Consent is obtained.

     (d) Employment of Transferred Employees. Those Transferred Employees whose name on Schedule 5.1 bears an asterisk shall have accepted employment with DIGITAL, conditioned upon the occurrence of the Closing, pursuant to an offer of employment extended by DIGITAL in satisfaction of its obligations under Article V and David Frank shall have executed an employment agreement with DIGITAL on terms satisfactory to DIGITAL.

     (e) Opinion of Counsel. DIGITAL shall have received from Sheela Kosaraju, General Counsel of SELLER, a legal opinion dated as of the Closing Date in form and substance reasonably satisfactory to counsel for DIGITAL.

     (f) No Material Adverse Change. There shall not have occurred any Material Adverse Change since the date of the Terms Sheet.

     (g) Deliveries. SELLER shall have made or stand willing and able to make all the deliveries to DIGITAL set forth in Section 4.2.

     (h) Other Agreements. Dan Delity and James Ellsworth shall have executed consulting and/or noncompetition agreements with DIGITAL in a form satisfactory to DIGITAL.

                                   ARTICLE VII
                         ADDITIONAL AGREEMENTS REGARDING
              ASSIGNMENT OF INSURANCE BUSINESS AND LICENSING ISSUES
              -----------------------------------------------------

7.1 Licensing and Transition Period. From and after the Closing and until such time as DIGITAL shall have obtained any necessary licenses and the Carrier Partner Agreements have been assigned to DIGITAL with the requisite Consent of the Carrier Partners thereto ( the "Transition Period"), the Agency Affiliates, shall be the agent of record for so long as DIGITAL shall request, and they shall cease serving as agent of record for any business on DIGITAL's written direction.

7.2 Related Agency Documentation. SELLER shall cause the Agency Affiliates and their respective shareholders to enter into the Related Agency Documentation at or before the Closing. Ownership of all corporate records relating to the Website and the InsureRate Business, including customer policy files, including certificates, correspondence, and billing shall be transferred to DIGITAL upon the Closing.

                                  ARTICLE VIII
           ADDITIONAL OBLIGATIONS; COVENANTS; CONSENTS; NONCOMPETITION
           -----------------------------------------------------------

8.1 Obtaining Consents. SELLER and DIGITAL will each use its best efforts to obtain any Consent required to assign all Assumed Contracts and complete all other transfers and transactions contemplated by this Agreement at SELLER's sole expense. SELLER will provide DIGITAL with prompt written notice of the receipt of each Consent to the assignment of any Assumed Contract and with a copy of each such Consent.

8.2 Alternative Arrangement. In the event and to the extent that SELLER is unable to obtain any Consent, or if any attempted assignment or novation would be ineffective or would restrain, prohibit or otherwise interfere with the effective operation or enjoyment by DIGITAL of all or any material portion of the Assets or with the effective transfer of the Transferred Employees as contemplated hereby, SELLER will reasonably cooperate with DIGITAL, to the extent permitted by law, in a reasonable arrangement under which DIGITAL would, to the fullest extent possible, obtain the benefits and assume the obligations with respect to such Asset, in accordance with this Agreement, and nothing contained herein or in any Related Agreements shall be construed to have assigned any such non-assignable contract or agreement.

8.3 Further Assurances. SELLER agrees that, at any time after the Closing Date, upon the request of DIGITAL, it will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acknowledgments, assignments, bills of sale, transfers, conveyances, instruments, consents and assurances as may reasonably be required for the better assigning, transferring, granting, conveying, assuring and confirming to DIGITAL, its successors and assigns, the transfers contemplated by this Agreement free and clear of all Liens other than Permitted Liens.

8.4 Conduct of Business of Seller Pending the Closing. SELLER agrees that, during the period from the Terms Sheet to the Closing:

     (a) Operations. SELLER shall have (a) caused the InsureRate Business to be conducted in the ordinary course consistent with past practice, (b) used commercially reasonably efforts to preserve intact the relevant business, properties and organization with respect thereto in all material respects, (c) used commercially reasonable efforts to maintain the Physical Assets in good operating condition and repair (ordinary wear and tear excepted), and (d) used commercially reasonable efforts to preserve for the benefit of DIGITAL the goodwill of customers, vendors and others having business relations with it related to the Assets.

     (b) Disposition of Assets. SELLER shall: (a) not have sold or disposed of any of the Assets, (b) have used commercially reasonable efforts to prevent the occurrence of any event or condition which may have a Material Adverse Effect or would restrain, prohibit or otherwise interfere with the effective operation or enjoyment by DIGITAL of all or any material portion of the Assets or with the effective transfer of the Transferred Employees as contemplated hereby, and (c) not have entered into any agreement, in writing or otherwise, that would result in a breach of either of the foregoing covenants.

     (c) Updated Schedules. SELLER shall have promptly disclosed in writing to DIGITAL any information contained in its representations and warranties or any of the Schedules hereto which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the execution hereof and until the Closing Date. Any such disclosure shall be in the form of an updated Schedule, marked to reflect the new or amended information. In the event that SELLER makes any such disclosure prior to the Closing and the Closing occurs, such disclosure shall be deemed to amend and supplement the representations and warranties and the applicable Schedule hereto, and DIGITAL shall have the right to be indemnified with respect to such representations and warranties, and the applicable Schedule thereto as so amended and supplemented, but not with respect to any prior representation and warranty which has been amended, deleted or superseded as a result of such new or amended information. Nothing contained in this Section 8.4 shall be construed as changing any party's right to terminate this Agreement as provided in Article XIII.

     (d) Notice of Certain Matters. SELLER shall have given prompt written notice to DIGITAL, and DIGITAL shall give prompt written notice to SELLER, of any failure of SELLER or DIGITAL, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     (e) Access to Records. Each party agrees to allow representatives of the other party after the Closing, upon reasonable written notice, access to any books and records relating to the Assets or the Transferred Employees for the purpose of filing and supporting Tax returns and Tax audits of such other party or defending any Claim relating thereto or any Third Party Claim. Each party shall preserve such books and records as necessary to support tax returns of the other party relating to the Assets or the Transferred Employees and to notify the other party prior to destruction of any such records relating to periods prior to the Closing if the destruction thereof is scheduled to occur within five (5) years after the Closing Date, and the other party shall be permitted, upon reasonable written notice, to take possession of such records at its sole expense. Nothing herein shall be deemed to constitute a waiver of any attorney-client, work-product or joint-defense privilege.

8.5 Customer Non-Solicitation. SELLER agrees that for a period of five (5) years from the Closing Date ("Non-Solicitation Period"), SELLER shall not, on SELLER's own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, solicit, contact, call upon, communicate with or attempt to communicate with any customer or immediate prospect of the InsureRate Business or any Agency Affiliate as of the Closing Date or any representative of any such customer or such immediate prospect ("Material Contact"), with a view to the sale or providing of any product or service competitive or potentially competitive with any product or service sold or provided or under development by SELLER relating to the InsureRate Business. For Purposes of this Agreement, "immediate prospect" is defined as an entity with which SELLER or any Agency Affiliate is engaged in discussions that go beyond mere identification of the entity as a potential customer. At a minimum, included within this definition are such events as initial entity solicitation of SELLER or any Agency Affiliate or initial solicitation by SELLER or any Agency Affiliate of the entity. The actions prohibited by this paragraph shall not be engaged in by SELLER directly, or indirectly through subsidiaries or affiliates.

8.6 Non-Competition. SELLER agrees that during the Non-Solicitation Period, SELLER shall not, for any company or other entity, within the United States, on SELLER's own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, perform services or offer products substantially similar to those services or products presently offered or being developed by the InsureRate Business as of the Closing Date (other than non-insurance related securities products). The actions prohibited by this paragraph shall not be engaged in by SELLER directly or indirectly through subsidiaries or affiliates. SELLER acknowledges that products and services of the InsureRate Business are provided to customers throughout the United States given the global scope of the internet and that a more limited territorial restriction on the non-competition provisions of this paragraph would not adequately protect the legitimate interests of DIGITAL as the purchaser of the InsureRate Business and Assets.

8.7 Equitable Relief. SELLER acknowledges that the covenants contained in Sections 8.5 and 8.6 hereof are reasonable and necessary to protect the legitimate interests of DIGITAL and that DIGITAL would not have entered into this Agreement in the absence of such covenants, that any breach or threatened breach of such covenants will result in irreparable injury to DIGITAL and that the remedy at law for such breach or threatened breach would be inadequate. Accordingly, SELLER agrees that DIGITAL shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain SELLER from any breach or threatened breach of such covenants.

8.8 InsureRate Name. Within thirty (30) days after the Closing, InsureRate shall either dissolve under Georgia law or file articles of amendment to its articles of incorporation to change its corporate name to a name that does not include the name "InsureRate" or any substantially similar name.

                                   ARTICLE IX
                                 CONFIDENTIALITY
                                 ---------------

9.1 Confidential Information. In the course of the performance of this Agreement, SELLER and DIGITAL each recognizes that it will obtain, or has prior to the Closing Date obtained, access to the confidential, proprietary, technical, business and operational information of the other (the "Confidential Information"). Confidential Information includes all terms of the transactions contemplated by this Agreement and the Related Agreements.

9.2 Non-Confidential Information. The following information shall not constitute Confidential Information if:

     (a) It is demonstrated to have been in the possession of the receiving party or available to the receiving party prior to the disclosure, without any breach of a duty of confidentiality owed by any party to the disclosing party;

     (b) The receiving party rightfully obtains the Confidential Information without breach of this Agreement, or any Applicable Laws, from a third party having no duty of confidentiality to the disclosing party;

     (c) It is independently developed by the receiving party without use of the Confidential Information; or

     (d) The disclosing party authorizes in writing the disclosure of the Confidential Information.

9.3 Digital Confidential Information. As of the Closing Date, all information disclosed by SELLER which becomes or is intended to become the property of DIGITAL by virtue of the transactions contemplated herein or which relates to the Assets shall constitute Confidential Information of DIGITAL, as if DIGITAL were the disclosing party thereof and SELLER were the receiving party thereof.

9.4 Standard of Care. All Confidential Information shall remain the exclusive property of the disclosing party, and the receiving party may not disclose any Confidential Information of the disclosing party for any reason without the prior written consent of the disclosing party or make any use of such Confidential Information other than as expressly permitted by or necessary to perform its obligations under this Agreement or the Related Agreements. The receiving party shall use the same care and discretion, but no less than reasonable care and discretion, to avoid disclosure, publication, or dissemination of Confidential Information it has received, as the receiving party employs for similar information of its own which it does not desire to publish, disclose or disseminate, except to those employees, directors, agents and/or permitted subcontractors of the receiving party who have a need to know in order to exercise the rights granted or retained pursuant to this Agreement and who have agreed in writing to be bound by the confidentiality terms of the Agreement. The receiving party shall be responsible and liable for breaches of confidentiality obligations by its employees, directors, agents and/or permitted subcontractors.

9.5 Required Disclosure. Notwithstanding any other provision of this Article IX, if the receiving party is required to disclose any Confidential Information pursuant to legal, accounting or regulatory requirements, the receiving party shall provide to the disclosing party written notice of such required disclosure sufficiently in advance thereof to enable the disclosing party to take reasonable actions to avoid the requirement of disclosure. Notwithstanding the foregoing, and subject to the prior consent of the other party (such consent not to be unreasonably withheld or delayed), either party shall have the right to disclose the existence and material terms of this Agreement to the extent such party reasonably determines is necessary to comply with stock exchange, securities and other similar disclosure requirements. The receiving party shall cooperate with all reasonable requests of the disclosing party in connection therewith.

9.6 Survival of Covenant. Notwithstanding anything contained herein to the contrary, the obligations of the parties under this Article IX shall survive for a period of five (5) years from the earlier of the Closing Date or the termination of this Agreement.

                                    ARTICLE X
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

SELLER hereby represents and warrants to DIGITAL as of the date hereof and as of the Closing Date as follows:

10.1 Organization and Standing. Each SELLER is a corporation duly organized and existing under, and by virtue of, the laws of the jurisdiction listed in
Schedule 10.1 and is in good standing under such laws. Each SELLER has the requisite corporate power to own and operate its properties and assets and to carry on its business as currently and previously conducted and as proposed to be conducted. Each SELLER is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties. Schedule 10.1 lists each SELLER's federal employer identification number, the location of its principal office, and all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business or acquired Assets at any time since its incorporation.

10.2 Corporate Power. Each SELLER has all requisite corporate power to execute and deliver this Agreement and the Related Agreements and to carry out and perform its obligations under the terms hereof and thereof.

10.3 Authorization. All corporate action on the part of each SELLER, its directors and its stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the Related Agreements has been taken. This Agreement and the Related Agreements, when executed and delivered by each SELLER, will constitute valid and binding obligations of each SELLER, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforcement of creditors' rights generally and except as enforcement of remedies may be limited by general equitable principles.

10.4 Compliance With Other Instruments, No Consents. The execution, delivery and performance of and compliance with this Agreement and the Related Agreements will not result in any violation of, or conflict with, or constitute a default under SELLER's Charter or Bylaws, under the Assumed Contracts, or under any material agreement to which SELLER is a party, or result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon the Assets. Except as set forth in Schedule 10.4, no Consent is required to be obtained on the part of SELLER to permit the consummation of the transactions contemplated by this Agreement including, without limitation, the assignment of the Assumed Contracts. SELLER is not in violation of any term of its Charter or Bylaws, or in any material respect of any term or provision of any Assumed Contract or any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, order, statute, rule or regulation applicable to SELLER.

10.5 Litigation, Etc. Except as listed in Schedule 10.5, there are no claims, actions, suits, proceedings, oppositions, interferences, cancellation proceedings, challenges, or other legal or governmental proceedings (nor, to the best of SELLER's knowledge, investigations pending against any SELLER, or its officers or properties or the Assets before any court, arbitrator or governmental agency) (the foregoing collectively referred to as "Actions"), nor, to the best of any SELLER's knowledge, is there any threat of any of the foregoing Actions, relating to the Assets, the InsureRate Business or the transactions contemplated hereby. SELLER is not a party to or subject to the provisions of any Governmental Order that, in any such case, questions the validity of this Agreement and/or any of the Related Agreements and/or any of the Assumed Contracts or any action taken or to be taken by any SELLER in connection herewith or therewith, or that challenges the validity, enforceability or ownership by any SELLER of any of the Software Rights or Assets. There is no action, suit, proceeding or investigation by any SELLER currently pending or that SELLER currently intends to initiate that questions or has the potential to harm the validity of this Agreement and/or any of the Related Agreements or any action taken or to be taken by SELLER in connection herewith or therewith, or the validity, enforceability, use or ownership by SELLER of any of the Assets, the Proprietary Rights or the Assumed Contracts. SELLER has not received any notice from any Governmental Authority or any other Person regarding (i) any actual, alleged or potential failure by SELLER or any Agency Affiliate to comply with any Governmental Order or any law, rule or regulation of any Governmental Authority or (ii) any actual, proposed or potential revocation, suspension, termination or modification of any license or permit of SELLER or any Agency Affiliate.

10.6 Ownership of Assets. SELLER owns good, valid and merchantable title to all of the Assets free and clear of all Liens, other than Permitted Liens. There are no agreements or arrangements between SELLER and any third party which have any effect upon SELLER's title to or other rights respecting the Assets, including the right to transfer the same as contemplated by this Agreement and the Related Agreements.

10.7 Disclosure. The representations and warranties of SELLER contained in this Agreement and the Related Agreements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. SELLER has no present intention to transfer this Agreement or any of its rights or obligations hereunder or under the Related Agreements to any third party or any of its affiliates.

10.8 Intellectual Property. SELLER makes the following representations and warranties with respect to the Software Rights:

     (a) The Software Rights shall be in machine-readable form, contain all current revisions of such Software Rights and include all computer programs, materials, tapes, know-how, object and source codes, if available, other written materials, know-how and processes related to the Software. Rights. SELLER has delivered to DIGITAL the complete and correct copies of all user and technical documentation related to the Software Rights. SELLER makes no warranty as to the performance of the Software Rights.

     (b) Except for the person or entities listed on Schedule 10.8 hereto (the "Outside Developers"), the Software Rights has been developed solely by W-2 employees of SELLER or by Outside Developers as "work for hire", and as to the work performed with respect to the Software Rights by Outside Developers, all such work, and all proprietary rights therein have been lawfully conveyed and assigned by the Outside Developers to SELLER pursuant to valid assignment and confidentiality agreements.

     (c) No employee, contractor to, or agent of SELLER has developed or assisted in the enhancement of the Software Rights except for enhancements included in the Software Rights.

     (d) Neither SELLER nor any of its agents or employees, is under default of any agreement or restrictive covenant relating to the Software Rights or its developmental exploitation.

     (e) To the best knowledge of SELLER, no party or person other than SELLER has any interest in the Software Rights including without limitation any license, royalty rights, moral rights, contingent interest, or otherwise.

     (f) SELLER does not have any obligation to compensate any person or entity for the development, use, sale or exploitation of the Software Rights, and SELLER has not granted to any other person or entity any license, option or other rights to develop, use, sell or exploit in any manner the Software Rights, whether requiring the payment of royalties or not.

     (g) SELLER and its shareholders, affiliates, employees, directors, customers and other persons having access to the Software Rights have kept secret and have not disclosed the source code for the Software Rights to any person or entity other than employees of SELLER who are subject to appropriate confidentiality agreements.

     (h) There have been no patents applied for and no copyrights registered for any part of the Software Rights.

     (i) The Software Rights are not subject to any Liens.

     (j) To the best knowledge of SELLER, the Software Rights do not infringe the copyrights, trade marks, or other proprietary rights of any third person.

     (k) SELLER has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any proprietary rights of third parties relating to the Software Rights, and none of the SELLER directors and officers (and employees with responsibility for proprietary rights matters) of SELLER has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation relating to the Software Rights (including any claim that SELLER must license or refrain from using any proprietary rights of any third party). To the knowledge of any of the SELLER directors and officers (and employees with responsibility for proprietary rights matters), no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of SELLER relating to the Software Rights.

10.9 Condition of Physical Assets. The Physical Assets are in good operating condition and repair (ordinary wear and tear excepted) and are available at the locations specified in Schedule 1.35 for immediate use.

10.10 Assumed Contracts. Schedules 1.5, 1.6, 1.21 and 1.31 contain a complete and correct list of all material contracts, instruments, commitments and agreements relating to the Assets and the business to be transferred by SELLER to DIGITAL in accordance with this Agreement, including the Assumed Contracts to be transferred to DIGITAL upon Closing and the Non-Assumed Contracts which will not be assumed by DIGITAL. SELLER has delivered to DIGITAL correct and complete copies of all Assumed Contracts including any and all amendments thereto. Except as provided in Schedule 10.10, all of the Assumed Contracts are in full force and effect in accordance with their terms, and SELLER is not currently in material breach of any of the terms of the Assumed Contracts, has performed its obligations thereunder, has not waived any rights thereunder, or is not otherwise aware of any fact, issue or circumstance which would materially impact such Assumed Contract. Except as specifically identified in Schedule 10.10, none of the other parties to the Assumed Contracts is not performing, or has provided SELLER with written notice that it will not be able to perform, the party's obligations under the Assumed Contract. Except as specifically identified in
Schedule 10.10, SELLER can assign to DIGITAL all of the Assumed Contracts which are assignable by SELLER to DIGITAL as of the Closing Date, and after Closing, DIGITAL shall have been assigned all rights of SELLER under such Assumed Contracts. Each Assumed Contract is valid, binding, and enforceable in accordance with its terms, is in full force and effect, and SELLER is not in breach, violation or default under any such license or agreement.

10.11 Current Use. The utilization of the Assets in the manner currently so done by SELLER does not (i) violate any license or agreement with any third party or
(ii) infringe on, or otherwise conflict with, the rights of any person, nor has such violation or an infringement been alleged or noticed to SELLER, and to the best of SELLER's knowledge, there is no valid basis for any such allegation. SELLER has not, in connection with the Assets or any portion thereof, received notice that it or any of its customers or distributors has infringed any copyright, patent, trademark, trade name, or other intellectual property right of any third party or misappropriated or misused any invention, trade secret or other proprietary information entitled to legal protection. SELLER has not asserted any such claim of infringement, misappropriation or misuses against any third party in connection with the Assets, except as provided in Schedule 10.11.

10.12 Employee Matters. SELLER is in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; there is no unfair labor practice or employment discrimination complained against SELLER; SELLER does not know of any labor strike or other labor trouble actually pending or threatened against or affecting SELLER; SELLER has not made commitments to or commenced negotiations with any labor unions or employee association with respect to future collective bargaining agreements; and SELLER has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to any employees of SELLER. There are no accrued obligations of SELLER for payment by a trust or other fund or to any benefit or welfare plan or to any governmental agency with respect to unemployment compensation benefits, or Social Security benefits, or withholding taxes or benefits due under any employee benefit or welfare plan and any such obligations which arise for periods ending on or before the Closing Date shall be paid by SELLER in the ordinary course of business when due.

10.13 Compliance with Laws. SELLER (and each Agency Affiliate) is in compliance with all Applicable Laws insofar as they relate to the Assets and the business to be conveyed to DIGITAL hereunder. SELLER has no knowledge of any governmental investigation or claim of noncompliance by any governmental authority relating to any of the Assets or any SELLER or any Agency Affiliate. Without limitation of the foregoing, the transaction contemplated hereby will not give rise to any liability, or any obligation to provide any notice, under the Worker Adjustment and Retraining Notification Act, as amended, or the regulations thereunder.

10.14 Licenses; Agents. Attached hereto as Schedule 10.14 is a list of all insurance agency licenses maintained by the Agency Affiliates or their employees and a list of all contracts between any SELLER (or any Agency Affiliate) and any insurance agent or agency. SELLER has all current and valid licenses and contracts required to operate the business conveyed to DIGITAL hereunder, and all payments and other arrangements between SELLER and insurance agents or any Agency Affiliates, and all payments under the Carrier Partner Agreements and Financial Partner Agreements, comply with all Laws.

10.15 Agency Affiliates. Schedule 10.15 sets forth for each Agency Affiliate the jurisdiction of organization of such Agency Affiliate, the states where such Agency Affiliate is qualified to do business as a foreign corporation, the current officers and directors of such Agency Affiliate, the number of authorized and issued shares of such Agency Affiliate, the name of each owner of any securities of such Agency Affiliate and the number of shares of such Agency Affiliate owned by each such owner, and the address of the principal office of such Agency Affiliate. Except as stated therein and except for the Related Agency Documentation and the Assumed Contracts, the Agency Affiliates are not parties to any agreement or commitment and there are no other agreements or understandings pertaining to the securities of any Agency Affiliate or any rights or options to acquire any securities of any Agency Affiliate.

10.16 Schedules. The information in the Schedules is true, complete and accurate in all material respects.

10.17 Solvency. SELLER is not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement.

10.18 Financial Statements. SELLER has delivered to DIGITAL unaudited balance sheets of SELLER for the year ending December 31, 1999 and for the period ending September 30, 2000, and unaudited balance sheets of each Agency Affiliate for the years ending December 31, 1999 and December 31, 2000, and the related statements of income for the periods then ended. Such financial statements fairly present the financial condition and the results of operations, changes in stockholders equity and cash of SELLER and each Agency Affiliate as of the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted accounting principles. The financial statements have been prepared in accordance with the books and records of each Agency Affiliate.

10.19 Commissions, Traffic Event Fees and Other Payments. Except as set forth in
Schedule 10.19, Seller has paid in full all commissions, traffic event fees and other payments owed or accrued as of the Closing Date under the Financial Partner Agreements.

10.20 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, in the Exhibits and Schedules hereto, in the Related Agreements specified herein and in the certificates required to be delivered pursuant to or in connection herewith, neither SELLER nor any other Person acting for SELLER makes any representation or warranty, express or implied, and SELLER hereby disclaims any such representation or warranty, whether by SELLER or any of its officers, directors, employees, agents, representatives or any other Person, with respect to the execution, delivery or performance by SELLER of this Agreement or the agreements specified herein or with respect to the transactions contemplated hereby or thereby, including any implied warranties of merchantability and fitness for a particular purpose.

                                   ARTICLE XI
                    REPRESENTATIONS AND WARRANTIES OF DIGITAL
                    -----------------------------------------

     DIGITAL hereby represents and warrants to SELLER as of the date hereof and the Closing Date as follows:

11.1 Organization And Standing; Certificate And Bylaws. DIGITAL is a corporation duly organized and existing under, and by virtue of, the laws of the state of Delaware and is in good standing under such laws. DIGITAL has the requisite corporate power to own and operate its properties and assets and to carry on its business as currently and previously conducted and as proposed to be conducted. DIGITAL is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

11.2 Corporate Power. DIGITAL has all requisite corporate power to execute and deliver this Agreement and the Related Agreements and to carry out and perform its obligations under the terms of this Agreement and such other agreements.

11.3 Authorization. All corporate action on the part of DIGITAL, its directors and its stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the Related Agreements has been taken. This Agreement and the Related Agreements, when executed and delivered by DIGITAL, will constitute valid and binding obligations of DIGITAL enforceable in accordance with their respective terms.

11.4 Compliance With Other Instruments, No Conflicts. The execution, delivery and performance of, and compliance with, this Agreement and the Related Agreements will not result in any violation of, or conflict with, or constitute a default under DIGITAL's Certificate of Incorporation or Bylaws, or under any agreement to which DIGITAL is a party, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of DIGITAL. No Consent is required to be obtained on the part of DIGITAL to permit the consummation of the transactions contemplated by this Agreement, except those Consents expressly identified in this Agreement. DIGITAL is not in violation of any term of its Certificate of Incorporation or Bylaws, or in any material respect of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, order, statute, rule or regulation applicable to DIGITAL.

11.5 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, in the Exhibits and Schedules hereto, the agreements specified herein and in the certificates required to be delivered pursuant to or in connection herewith, neither DIGITAL nor any other Person acting for DIGITAL makes any representation or warranty, express or implied, and DIGITAL hereby disclaims any such representation or warranty, whether by DIGITAL or any of its officers, directors, employees, agents, representatives or any other Person, with respect to the execution, delivery or performance by DIGITAL of this Agreement or the agreements specified herein or with respect to the transactions contemplated hereby or thereby.

                                   ARTICLE XII
                                 INDEMNIFICATION
                                 ---------------

12.1 Indemnification by Seller. SELLER, as an Indemnifying Party, hereby agrees to indemnify, defend and hold harmless DIGITAL, as an Indemnified Party, from and against all Damages asserted against, imposed upon or incurred by DIGITAL, directly or indirectly, by reason of or resulting from (i) any breach or inaccuracy of any representation, warranty or covenant of SELLER set forth in this Agreement or in the Related Agreements, in the Exhibits and Schedules hereto, or in any closing deliveries or certificates required to be provided by SELLER pursuant to this Agreement, or any breach of any other agreement or obligation of SELLER contained in or made pursuant to this Agreement or any of the Related Agreements; (ii) the conduct and operation of SELLER's business on or before the Closing Date; (iii) the sale, license, use or operation of the Assets on or before the Closing Date; (iv) the employment of the Transferred Employees on or before the Closing Date or the termination of any retained employee's employment by SELLER as a result of the consummation of the transactions contemplated hereby; (v) occurrences relating to the Assumed Contracts which arise prior to the Closing Date; (vi) liabilities of SELLER for any Taxes, including without limitation arising as a result of the transactions contemplated by this Agreement or the Software License Agreement or the conduct or operation of SELLER's business on or prior to the Closing Date; and (vii) any Excluded Liabilities. The Indemnified Party may make a claim for indemnification hereunder by giving written notice to the Indemnifying Party specifying the basis on which the indemnification claim is made.

12.2 Indemnification by Digital. DIGITAL, as an Indemnifying Party, hereby agrees to indemnify, defend and hold harmless SELLER, as an Indemnified Party, from and against all Damages asserted against, imposed upon or incurred by SELLER, directly or indirectly, by reason of or resulting from (i) any breach or inaccuracy of any representation, warranty or covenant of DIGITAL set forth in this Agreement, any certificates required to be provided by DIGITAL pursuant to this Agreement, or any other agreement or obligation of DIGITAL contained in or made pursuant to this Agreement or any of the Related Agreements; (ii) the Assumed Contracts from and after the Closing Date (except to the extent any requisite Consent to the assignment of an Assumed Contract has not been obtained); (iii) the sale, license, use or operation of the Assets from and after the Closing Date; and (iv) the employment or termination of employment of the Transferred Employees from and after the Closing Date; provided, that no indemnification shall be afforded by DIGITAL to the extent caused by any breach by SELLER of any warranty, agreement or covenant contained in this Agreement or the Related Agreements. The Indemnified Party may make a claim for indemnification hereunder by giving written notice to the Indemnifying Party specifying the basis on which the indemnification claim is made.

12.3 Third-Party Claims. The obligations and liabilities of each party to this Agreement under Article XII related to Third-Party Claims shall be subject to the following terms and conditions:

     (a) Participation By Indemnifying Party and Indemnified Party. Upon receipt of written notice of any Third-Party Claim asserted against, imposed upon or incurred by an Indemnified Party, the Indemnified Party shall notify the Indemnifying Party thereof in writing. The Indemnifying Party shall be entitled, at its own expense, to participate in and, upon notice to the Indemnified Party, to undertake the defense thereof in good faith by counsel of the Indemnifying Party's own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party, provided that (i) the Indemnified Party shall at all times have the option, at its own expense, to participate fully therein (without controlling such action) and (ii) if in the Indemnified Party's reasonable judgment (as evidenced and supported by an opinion of its legal counsel who will not be the same counsel who will represent the Indemnified Party in the underlying case) a conflict of interest exists between such Indemnified Party and the Indemnifying Party in respect of such Third-Party Claim, such Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall be obligated to pay the reasonable fees and expenses of such counsel.

     (b) Failure by Indemnifying Party to Defend. If within thirty (30) days after written notice to the Indemnified Party of the Indemnifying Party's intention to undertake the defense of any Third-Party Claim the Indemnifying Party shall fail to defend the Indemnified Party against such Third-Party Claim, the Indemnified Party will have the right (but not the obligation) to undertake the defense, compromise or settlement of such Third-Party Claim on behalf of, and for the account and at the risk of, the Indemnifying Party.

     (c) Right of Indemnified Party to Defend and Settle. Notwithstanding anything in this Section 12.3 to the contrary, if a Third-Party Claim is asserted against an Indemnified Party and there is a reasonable probability in the Indemnified Party's reasonable good faith judgment that a Third-Party Claim may materially and adversely affect the Indemnified Party, other than as a result of the imposition of money damages or other money payments, (i) the Indemnified Party shall have the right, at its sole option, to take over the defense of such Third-Party Claim (in which case the Indemnifying Party and the Indemnified Party shall share equally the cost and expense of such defense) or to co-defend such Third-Party Claim (in which case the Indemnified Party shall incur the cost and expense of the additional counsel) and no compromise or settlement of such Third-Party Claim shall be permitted without the consent of both the Indemnified Party and the Indemnifying Party, and (ii) the Indemnifying Party and the Indemnified Party shall not, without the prior written consent of the other party, settle or compromise any Third-Party Claim or consent to the entry of any judgment relating to any such Third-Party Claim, unless such settlement, compromise or judgment includes as an unconditional term thereof that the Indemnified Party shall be released from all liabilities in respect of such Third-Party Claim.

12.4 Limitation On Indemnification Obligations.

     (a) Neither party will be liable under this Agreement for Damages resulting from the inaccuracy or breach of any representation or warranty until such Damages exceed in the aggregate $10,000 and, in that event, the damaged party shall be entitled to recovery of all such Damages.

     (b) No party hereto shall have any liability under any provision of this Agreement for any special, indirect, incidental or consequential Damages or lost profits.

     (c) Neither SELLER nor DIGITAL will be liable under the indemnification provisions of this Agreement for Damages aggregating in excess of $2,100,000, except there shall be no limit for Damages arising out of fraud or fraudulent misrepresentation, and in the case of SELLER there shall be no limit for Damages arising out of any infringement of the Software Rights upon the proprietary rights of any other person or entity.

12.5 Survival. All representations and warranties of the parties contained herein or in any Related Agreement or in any certificate delivered in connection with the Closing shall survive the Closing (even if an Indemnified Party knew or should have known of the breach of a representation and warranty as of the Closing) and continue in full force and effect for a period of two (2) years after the Closing Date. No claim for indemnification under this Article XII shall be permitted unless written notice of such claim is given by the Indemnified Party to the Indemnifying Party within two (2) years after the Closing Date.


                                  ARTICLE XIII
                                   TERMINATION
                                   -----------

13.1 Methods of Termination. The transactions contemplated herein may be terminated at any time prior to the Closing as follows:

     (a) Mutual Consent. By the mutual written consent of SELLER and DIGITAL.

     (b) Non-Fulfillment of Seller's Conditions. By SELLER, if any of the conditions set forth in Section 6.1 becomes incapable of fulfillment and is not waived by SELLER.

     (c) Non-Fulfillment of Digital's Conditions. By DIGITAL, if any of the conditions set forth in Section 6.2 becomes incapable of fulfillment and is not waived by DIGITAL; provided, that, if any of the conditions specified in Section
6.2 is not satisfied on or before January 31, 2001 (through no fault of DIGITAL), DIGITAL shall have the right to give written notice to SELLER on or before February 1, 2001 that the Closing shall be extended to a date selected by DIGITAL no later than February 8, 2001.

     (d) Governmental Order. By either SELLER or DIGITAL, if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and unappealable, provided, however, that the provisions of this Section 13.1(d) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the transactions contemplated by this Agreement.

13.2 Procedure Upon Termination Prior to Closing. In the event of termination pursuant to Section 13.1 hereof, written notice thereof shall be given to the other party hereto and the transactions contemplated by this Agreement shall be terminated, without further action by DIGITAL or SELLER. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein, each party will redeliver all documents, work papers, Confidential Information and other material of the other party relating to the transactions contemplated hereby, whether obtained before or after the execution of this Agreement, to the party furnishing the same. A party hereto who shall have satisfied in full all of the obligations of such party under this Agreement which were to have been satisfied by such party prior to the Closing and who shall have not breached any representation, warranty, covenant or agreement of such party contained in this Agreement shall not have any liability or further obligation to the other party to this Agreement.

                                   ARTICLE XIV
                                  MISCELLANEOUS
                                  -------------

14.1 Publicity. Each of the parties acknowledges the importance of appropriate disclosures in positioning the relationship between the two companies to the press, customers and others. In connection with the Closing, DIGITAL and SELLER will jointly issue a press release regarding the execution of this Agreement in a form mutually agreed to by and between DIGITAL and SELLER. Thereafter, each of the parties agrees that until six (6) months following the Closing, no press release or other disclosures by company representatives shall conflict with the initial press releases approved by the parties pursuant to this Section 14.1 without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed. Approval shall be deemed to have been given if there is a written response to a proposed release or disclosure is not delivered to the requesting party within two (2) business days after delivery of a request for such approval.

14.2 Notices. All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in written or electronic facsimile form and shall be deemed delivered (i) on the date of delivery when delivered by hand, (ii) on the date of transmission when sent by facsimile transmission during normal business hours with written confirmation of receipt, (iii) one day after dispatch when sent by overnight courier maintaining records of receipt, or (iv) three days after dispatch when sent by certified mail, postage prepaid, return-receipt requested; provided that, in any such case, such communication is addressed as follows:

                  HomeCom Communications, Inc.
                  Building 12, Suite 110
                  3495 Piedmont Road
                  Atlanta, Georgia 30305
                  Telephone: 404-237-4646
                  Facsimile: 404-233-1977

                  INSURERATE, INC.
                  Building 12, Suite 110
                  3495 Piedmont Road
                  Atlanta, Georgia 30305
                  Telephone: 404-237-4646
                  Facsimile: 404-233-1977

                  FIMI Securities, Inc.
                  Buildings 12, Suite 110
                  3495 Piedmont Road
                  Atlanta, Georgia, 30305
                  Telephone: 404-237-4646
                  Facsimile: 404-233-1977

                  If to DIGITAL, then to:

                  Digital Insurance, Inc.
                  5871 Glenridge Drive
                  Suite 450
                  Atlanta, Georgia 30328
                  Attention: Thomas O. Usilton, President & CEO
                  Telephone: 404-531-9933
                  Fax: 404-843-1373

                  with a copy to:

                  David Spivack
                  Digital Insurance, Inc.
                  5871 Glenridge Drive
                  Suite 450
                  Atlanta, Georgia 30328
                  Telephone: 404-531-9933
                  Fax: 404-843-1373

                  and to:

                  Paul L. Hudson, Jr., Esq.
                  Parker, Hudson, Rainer & Dobbs LLP
                  1500 Marquis Two Tower
                  285 Peachtree Center Avenue, N.E.
                  Atlanta, Georgia 30303
                  Telephone: 404-523-5300
                  Facsimile: 404-522-8409

14.3 Relationship of the Parties. It is understood and agreed that each of the parties hereto is an independent contractor, and that neither party is, or shall be considered to be, by virtue of this Agreement, an agent or representative of the other party for any purpose.

14.4 Assignment. Neither party may assign this Agreement without written consent of the other, except in connection with a share exchange, stock purchase, merger, consolidation, or similar transaction or as part of a sale of all or part of the assigning party's stock, business or assets.

14.5 Binding Effect. This Agreement shall be binding on all parties hereto, and shall be binding upon and inure to the benefit of each party and its respective permitted successors and assigns.

14.6 Waiver; Modification; Amendment. No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing duly signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other different, or subsequent, breach by either party. This Agreement, including the Schedules and Exhibits attached hereto may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto.

14.7 Force Majeure. Each of the parties hereto shall exert diligence in performing its obligations under this Agreement, but neither shall be liable in any manner whatsoever for failure to perform or delay in performing such obligations, if and to the extent and for so long as such failure or delay in performance or breach is due to natural disasters, strikes or labor disputes, natural forces, or other acts of God or cause reasonably beyond the control of such party. Any party desiring to invoke this Section 14.7 shall notify the other in writing of such desire and shall use reasonable efforts and due diligence to resume performance of its obligations.

14.8 Severability. If any part of this Agreement is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same economic and practical effect as the original provision and the remainder of this Agreement will remain in full force and effect.

14.9 No Interpretation Against Drafter. The terms and provisions of this Agreement shall not be construed against the drafter or drafters hereof. All parties hereto agree that the language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the parties hereto.

14.10 Governing Law. This Agreement shall be governed and enforced in accordance with the substantive laws of the State of Georgia, without regard to any such laws or regulations that may direct the application of the law of any other jurisdiction.

14.11 Dispute Resolution and Arbitration. The parties agree that all disputes concerning this Agreement or any of the other agreements executed and delivered in connection herewith shall be submitted to binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association and the provisions contained herein. The arbitration shall be conducted in Atlanta, Georgia, by one arbitrator who shall have a minimum of five years experience as a state or federal judge. The party initiating arbitration shall give the other party notice of the matter in dispute. If the parties fail to agree upon an arbitrator within ten days after notice of initiation of the arbitration is given, then the American Arbitration Association shall select the arbitrator. All determinations and the final decision of the arbitrator shall be made in writing. The fees and expenses of the arbitrator shall be awarded by the arbitrator in his discretion as part of the award. The arbitrator's award shall be binding on the parties hereto and may be entered in any court of competent jurisdiction. The parties reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar short term equitable relief prior to the appointment of the arbitrator. The arbitrator will have the right to make a final determination of the parties' rights including, without limitation, whether to make permanent, modify or dissolve the judicial order.

14.12 Entire Agreement. This Agreement, together with the Schedules and Exhibits attached hereto, and the Related Agreements, constitute the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements with respect thereto, whether written or oral. Without limiting the foregoing, this Agreement expressly supersedes the Terms Sheet between DIGITAL and SELLER dated January 2, 2001.

14.13 Survival. The representations, warranties, covenants and agreements set forth in this Agreement and any Related Agreement shall survive the Closing Date, and the consummation of the transactions contemplated by this Agreement, subject to the indemnification provisions of Article XII herein.

14.14 Counterparts. This Agreement may be executed in several counterparts, each of which when fully executed shall be an original, and all such counterparts taken together shall be deemed to constitute one and the same agreement. Delivery of any signature page via telecopy or other electronic facsimile transmission shall be deemed equivalent to physical delivery of the original signature page. Any signature page to this Agreement that requires a witness or attestation may be witnessed or attested to upon a telecopy or other electronic facsimile transmission of any original signature page. Any signature page of any counterpart hereof, whether bearing an original signature or an electronic facsimile transmission of a signature, may be appended to any other counterpart hereof to form a completely executed counterpart hereof.

14.15 Terms Generally. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references to "party" and "parties" shall be deemed references to the parties to this Agreement unless the context shall otherwise require. The terms "this Agreement", "hereof", "hereunder", and similar expressions refer to this Agreement and not to any particular Section or other portion hereof and include any agreement supplemental hereto. All references to Sections, paragraphs, Schedules and Exhibits shall be deemed references to Sections of, paragraphs of, and Schedules and Exhibits to, this Agreement unless the context shall otherwise require. The term "or" is used in its inclusive sense ("and/or").

14.16 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement such costs and the transactions contemplated hereby shall be paid by the party incurring expenses, whether or not the Closing shall have occurred.

14.17 Remedies Cumulative; Specific Performance. All remedies afforded to the parties under this Agreement or any Related Agreement, Applicable Law or otherwise, shall be cumulative and not alternative. Each of the parties agrees that in the event of any breach or threatened breach by a party of any provision of this Agreement or any Related Agreement, the other party shall be entitled, in addition to any other rights or remedies it may have, to a decree or order of specific performance or mandamus to enforce the observance and performance of such provision and an injunction restraining such breach or threatened breach.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the date first above written.


SELLER:                                     DIGITAL:

HOMECOM COMMUNICATIONS, INC.                DIGITAL INSURANCE, INC.


By: /s/ Harvey W. Sax                       By: /s/ Thomas O. Usilton
----------------------------------          ----------------------------------
President & CEO                             Thomas O. Usilton
                                            President & CEO


FIMI SECURITIES, INC.


By: /s/ Harvey W. Sax
----------------------------------
President & CEO



INSURERATE, INC.

By: /s/ Harvey W. Sax
----------------------------------
President & CEO

                                    SCHEDULES

These Schedules are being delivered by HOMECOM Communications, Inc., a Delaware corporation, InsureRate, Inc., a Georgia corporation, and FIMI Securities, Inc., a Texas corporation, (collectively "SELLER"), to DIGITAL INSURANCE, INC. a Delaware corporation (" DIGITAL"), pursuant to the Asset Purchase Agreement dated January ___, 2001 (the "Agreement") to be executed by and between SELLER and DIGITAL, of which these Schedules are a part. Unless otherwise defined in these Schedules, all capitalized terms used herein shall have the meanings ascribed to them in the Agreement. Each Exhibit and Schedule attached hereto is incorporated herein by reference and forms part of these Schedules.

1.1    Acquired Software

1.5    Assumed Contracts

1.6    Carrier Partner Agreements

1.14   Designated Trade Payables

1.21   Financial Partner Agreements

1.26   Insurance Business

1.31   Non-Assumed Contracts

1.35   Physical Assets

1.37   Related Agreements

1.38   Related Agency Documentation

1.42   Systems Applications Software

1.44   Termination Agreements

2.5    Pre-Paid Expenses and Deposits

5.1    Employees

10.1   Information Concerning SELLER

10.4   Consents

10.5   Seller Litigation/Claims

10.8   Outside Developers

10.10  Matters Pertaining to Assumed Contracts

10.11  Infringements

10.14  Licenses

10.15  Agency Affiliate Information

10.19  Commissions, Traffic Event Fees and Other Payments

                                    EXHIBITS

Exhibit A    Related Agency Documentation

Exhibit B    Software License Agreement

Exhibit C    Working Capital Loans Assignment Agreements

Exhibit D    Escrow Agreement

Exhibit E    Allocation Schedule

Exhibit F    Termination Agreements